Exhibit 10.2

Energy Conversion Devices, Inc.

Senior Management Retention Plan

The Board of Energy Conversion Devices, Inc. (the “Company”) has adopted this Senior Management Retention Plan (the “Plan”) to provide additional incentive compensation to certain officers and key employees (“Plan Participants”).   This Plan sets forth the general parameters of the incentive compensation approved by the Board; the actual terms applicable to individual Plan Participants shall be specified in separate Executive Retention Agreements (each a “Retention Agreement”).  Capitalized terms used but not defined herein have the meanings set forth in the Company’s Executive Severance Plan, effective July 24, 2007 as amended to date (the “Severance Plan”).

Plan Benefits and Conditions

Plan Participants will be eligible to receive a benefit equal to up to 75% of their base salary (the “Retention Benefit”).

The Retention Benefit will be earned and payable on the earlier of (i) the first anniversary of the effective date of a Retention Agreement, or (ii) a Qualifying Termination.

One-half of the Retention Benefit will be payable in cash and one-half will be paid in the form of Restricted Stock Units (“RSUs”) awarded under the Company’s 2010 Omnibus Incentive Compensation Plan (the “Stock Plan”).  The number of RSUs shall be determined based upon the Fair Market Value (as defined in the Stock Plan) on the effective date of the Retention Agreement.  The RSUs will be evidenced by a separate Restricted Stock Unit Award Agreement in the form prescribed by the Stock Plan.

Plan Participants will be subject to the covenants in Section 5 of the Severance Plan, which solely for purposes of such Section 5 of the Severance Plan, and regardless of any other provision of the Severance Plan or any Participation Agreement, solely for purposes of the restrictive covenants, the Severance Coverage Period shall be the number of months set forth in the Participation Agreement after any termination of employment (or, if earlier, six months after a Qualifying Termination in connection with a Change in Control).